PRESS RELEASE

Clorox Reports Second-Quarter Fiscal Year 2019 Results, Confirms Outlook

OAKLAND, Calif., Feb. 4, 2019 – For its second quarter of fiscal year 2019, which ended Dec. 31, 2018, The Clorox Company (NYSE:CLX) reported sales growth of 4 percent and, as expected, a 21 percent decrease in diluted net earnings per share from continuing operations. Diluted EPS is 37 cents lower compared to the year-ago quarter, which reflected a one-time benefit of 40 cents due to U.S. tax reform.

“Sound execution of our pricing and cost-savings plans has enabled us to address near-term headwinds, resulting in another strong quarter of topline performance,” said Clorox Chair and CEO Benno Dorer. “Importantly, we remain on track for sales and earnings in fiscal year 2019.”

“With pricing largely behind us, we’re focused on ongoing investment in our brands through robust back-half innovation, behind significant advertising and sales promotion support,” Dorer added. “We have continued confidence in our ability to deliver long-term value for our shareholders, guided by our 2020 Strategy, with an emphasis on innovation, brands with purpose and superior value, and leadership in digital.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated.

Fiscal Second-Quarter Results

Following is a summary of key second-quarter results. All comparisons are with the second quarter of fiscal year 2018, unless otherwise stated.

●	4% sales growth
●	$1.40 diluted EPS (21% decrease)

Sales increased 4 percent, reflecting 3 points of negative impact from unfavorable foreign currency headwinds as well as 4 points of benefit from Nutranext, which was acquired in April 2018.

The company’s second-quarter gross margin increased by 70 basis points to 43.7 percent from 43.0 percent in the year-ago quarter. Gross margin expansion was driven primarily by the benefits of price increases and cost savings. These factors were partially offset by higher manufacturing and logistics as well as commodity costs.

Clorox delivered earnings from continuing operations of $182 million, or $1.40 diluted EPS — a 21 percent decrease in diluted earnings per share — compared to $233 million, or $1.77 diluted EPS, in the year-ago quarter. The 37-cent lower diluted EPS reflects the implementation of U.S. tax reform in 2018, which provided a one-time benefit of 40 cents in the year-ago quarter.

Year-to-date net cash provided by continuing operations was $449 million, compared with $324 million in the year-ago period, an increase of 39 percent, due to lower tax payments, primarily from benefits of U.S. tax reform.

Key Segment Results

Following is a summary of key second-quarter results from continuing operations by reportable segment. All comparisons are with the second quarter of fiscal year 2018, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)

●	6% sales increase
●	12% pretax earnings increase

Segment sales increased, reflecting growth across all businesses. Home Care led segment sales growth, benefiting from strong innovation across the portfolio, including new products on the Clorox® Scentiva® platform. Additionally, segment results reflected double-digit sales increases in the Professional Products business from broad-based gains across all categories. Double-digit pretax earnings growth — on top of 16 percent growth in the year-ago period — was driven primarily by higher sales as well as the benefits of cost savings and price increases, partially offset by higher commodity as well as manufacturing and logistics costs.

Household
(Bags and Wraps, Charcoal, Cat Litter, Digestive Health)

●	4% sales decrease
●	15% pretax earnings decrease

Segment sales were down, reflecting decreases in Bags and Wraps, due mainly to heightened competitive activity in trash bags and distribution losses in food storage products, and in Charcoal, primarily due to a shift in the timing of shipments from the second quarter to the third quarter this fiscal year in support of an early-season customer program, as well as continued lower consumption. These factors were partially offset by double-digit sales gains in Cat Litter behind the continued strong performance of Fresh Step Clean Paws® innovation. Lower pretax earnings were driven primarily by lower sales, higher manufacturing and logistics costs, and higher commodity costs, which were partially offset by the benefits of price increases and cost savings.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care, Dietary Supplements)

●	25% sales increase
●	13% pretax earnings increase

Segment sales gains reflect the positive impact of the Nutranext acquisition as well as growth in all businesses. Key contributors were Natural Personal Care, behind strength in the Burt’s Bees® core business driven by innovation, and Dressings and Sauces, behind double-digit sales gains in Hidden Valley® dry dressings. The increase in pretax earnings was the result of higher sales, partially offset by higher manufacturing and logistics costs. Second-quarter pretax earnings also reflected Nutranext integration costs.

International
(Sales outside of the U.S.)

●	8% sales decrease
●	9% pretax earnings increase

Segment sales decreased, as the benefit of price increases was more than offset by about 16 points of negative impact from unfavorable foreign currency exchange rates. Pretax earnings growth was driven by continued progress in the International business’s ongoing Go Lean strategy, including pricing and cost savings initiatives, which more than offset the impact of unfavorable foreign currency exchange rates, mainly from devaluation of the Argentine peso, as well as higher costs in manufacturing and logistics due to inflation.

Clorox Confirms Fiscal Year 2019 Outlook

●	2% to 4% sales growth
●	$6.20 to $6.40 diluted EPS range

Clorox continues to anticipate sales growth in the range of 2 to 4 percent, driven by ongoing strong innovation, which is expected to deliver about 3 percentage points of incremental sales. It also reflects about 3 percentage points of combined net benefit from the Nutranext acquisition, which is running ahead of plan, and the Aplicare divestiture. These factors are expected to be partially offset by a more pronounced foreign exchange impact of about 3 points, primarily from the devaluation of the Argentine peso.

Gross margin is expected to remain about flat in fiscal year 2019, as the benefits of price increases and strong cost savings are expected to be offset by negative impacts from cost pressures and foreign currency exchange rates.

Clorox continues to anticipate advertising and sales promotion spending to be about 10 percent of sales behind the company’s ongoing commitment to invest strongly behind its brands.

Selling and administrative expenses are expected to stay at about 14 percent of sales, continuing to reflect more normalized performance-based employee incentive compensation costs as well as costs related to the Nutranext acquisition.

The company’s effective tax rate is now projected to be in the range of 22 to 23 percent.

Net of all these factors, Clorox expects fiscal year 2019 diluted EPS from continuing operations to remain in the range of $6.20 to $6.40. Fiscal year diluted EPS also continues to include about 8 to 12 cents of dilution related to the Nutranext acquisition, in addition to 5 to 7 cents of negative impact from tariffs, which are affecting a couple of the company’s business units.

“We moved early to address cost and currency pressures through a focused approach, led by pricing actions and cost-savings initiatives grounded in our 2020 Strategy,” said Chief Financial Officer Kevin Jacobsen. “With our latest results — most notably a return to gross margin expansion — we’ve reaffirmed that the steps we’re taking are the right ones to drive long-term shareholder value, allowing us to keep investing in our brands to drive superior consumer value. We feel good that we remain on track for the full fiscal year.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited reconciliation of earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)
●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,700 employees worldwide and fiscal year 2018 sales of $6.1 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality® and Neocell® dietary supplements. The company also markets brands for its industry-leading healthcare and commercial cleaning products under the CloroxPro™ and Clorox Healthcare® names. More than 80 percent of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility efforts, included on CR Magazine's 2018 100 Best Corporate Citizens list, Barron’s 2018 100 Most Sustainable Companies, the Human Rights Campaign’s 2018 Corporate Equality Index and the 2019 Bloomberg Gender Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed about $20 million in combined cash grants, product donations and cause marketing in fiscal year 2018. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, including as a result of the Nutranext acquisition, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as updated from time to time in the Company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the Company’s markets; the impact of the changing retail environment, including the growth of e-commerce retailers, hard discounters and other alternative retail channels; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the Company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the Company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; the Company’s ability to maintain its business reputation and the reputation of its brands; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions, including those related to the Nutranext acquisition;

lower revenue or increased costs resulting from government actions and regulations, including as a result of a prolonged U.S. government shutdown; the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity and as a result of the Nutranext acquisition; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency fluctuations, including devaluation, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including tariffs, labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the Company to innovate and to develop and introduce commercially successful products; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the ability of the Company to implement and generate cost savings and efficiencies; the success of the Company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s (P&G’s) interest in the Glad® business such as the significant increases over fiscal year 2018 primarily due to the Tax Cuts and Jobs Act (Tax Act) and the extension of the venture agreement with, and the related R&D support provided by, P&G; the Company’s ability to attract and retain key personnel; supply disruptions and other risks inherent in reliance on a limited base of suppliers; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the Company’s control; the Company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the Company of third-party intellectual property rights; the on-going effects of the Tax Act on the Company, including as a result of any additional Congressional, administrative or other actions, or other guidance related to the Tax Act; uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate; the effect of the Company’s indebtedness and credit rating on its business operations and financial results; the Company’s ability to pay and declare dividends or repurchase its stock in the future; the Company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; the accuracy of the Company’s estimates and assumptions on which its financial projections are based; and risks related to the Company’s discontinuation of operations in Venezuela.

The Company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the dates when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations

Naomi Greer 510-271-7892, naomi.greer@clorox.com

Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com

Investor Relations

Lisah Burhan 510-271-3269, lisah.burhan@clorox.com

Joel Ramirez 510-271-3012, joel.ramirez@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except share and per share data

	Three Months Ended		Six Months Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Net sales	$1,473	$1,416	$3,036	$2,916
Cost of products sold	830	807	1,715	1,634
Gross profit	643	609	1,321	1,282

Selling and administrative expenses	211	197	423	401
Advertising costs	145	140	284	274
Research and development costs	32	31	64	63
Interest expense	24	20	48	41
Other (income) expense, net	7	(6)	10	(3)
Earnings from continuing operations before income taxes	224	227	492	506
Income taxes on continuing operations	42	(6)	100	81
Earnings from continuing operations	182	233	392	425
Earnings (losses) from discontinued operations, net of tax	-	-	-	-
Net earnings	$182	$233	$392	$425

Net earnings (losses) per share
Basic
Continuing operations	$1.42	$1.81	$3.07	$3.29
Discontinued operations	-	-	-	-
Basic net earnings per share	$1.42	$1.81	$3.07	$3.29

Diluted
Continuing operations	$1.40	$1.77	$3.02	$3.23
Discontinued operations	-	-	-	-
Diluted net earnings per share	$1.40	$1.77	$3.02	$3.23

Weighted average shares outstanding (in thousands)
Basic	128,068	129,359	127,955	129,189
Diluted	130,094	131,655	130,107	131,559

Reportable Segment Information (Unaudited)
Dollars in millions

	Net sales			Earnings (losses) from continuing operations before income taxes
	Three Months Ended			Three Months Ended
	12/31/2018	12/31/2017	% Change (1)	12/31/2018	12/31/2017	% Change (1)
Cleaning	$500	$472	6%	$135	$121	12%
Household	393	410	-4%	46	54	-15%
Lifestyle	335	268	25%	78	69	13%
International	245	266	-8%	25	23	9%
Corporate	-	-	-	(60)	(40)	50%
Total	$1,473	$1,416	4%	$224	$227	-1%

	Net sales			Earnings (losses) from continuing operations before income taxes
	Six Months Ended			Six Months Ended
	12/31/2018	12/31/2017	% Change (1)	12/31/2018	12/31/2017	% Change (1)
Cleaning	$1,071	$1,031	4%	$315	$293	8%
Household	835	851	-2%	105	127	-17%
Lifestyle	644	514	25%	140	133	5%
International	486	520	-7%	53	46	15%
Corporate	-	-	-	(121)	(93)	30%
Total	$3,036	$2,916	4%	$492	$506	-3%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	12/31/2018	6/30/2018	12/31/2017
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$162	$131	$489
Receivables, net	528	600	536
Inventories, net	578	506	494
Prepaid expenses and other current assets	97	74	161
Total current assets	1,365	1,311	1,680

Property, plant and equipment, net	992	996	935
Goodwill	1,586	1,602	1,202
Trademarks, net	792	795	655
Other intangible assets, net	127	134	65
Other assets	211	222	221
Total assets	$5,073	$5,060	$4,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$235	$199	$495
Accounts payable and accrued liabilities	951	1,001	885
Total current liabilities	1,186	1,200	1,380
Long-term debt	2,285	2,284	1,788
Other liabilities	789	778	791
Deferred income taxes	71	72	39
Total liabilities	4,331	4,334	3,998

Stockholders’ equity
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	1,014	975	941
Retained earnings	2,940	2,797	2,649
Treasury shares	(2,794)	(2,658)	(2,465)
Accumulated other comprehensive net (loss) income	(577)	(547)	(524)
Stockholders’ equity	742	726	760
Total liabilities and stockholders’ equity	$5,073	$5,060	$4,758